Exhibit 4.4

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) made as of the 5th day of February 2016, by and among Regentis Biomaterials Ltd., a company organized under the laws of the State of Israel, Israeli Company No. 513585240, located at 12 Ha’ilan street, Northern Industrial Zone, P.O.B 260, Or Akiva 30600, Israel(the “Company”), the individuals and entities identified in Schedule 1 attached hereto (collectively, the “Series A Preferred Holders”), the individuals and entities identified in Schedule 2 attached hereto ( the “Series B Preferred Holders”); the individuals and entities identified in Schedule 3 attached hereto (collectively, the “Series C Preferred Holders”), the individuals and entities identified in Schedule 4 attached hereto ( the “Series D Preferred Holders” and together with the Series A Preferred Holders and the Series B Preferred, Series C Preferred the “Preferred Holders”); The Company, the Series A Preferred Holders Series B Preferred Holders the Series C Preferred Holders and the Series D Preferred Holders are referred to collectively herein as the “Parties”, and each one separately as a “Party”.

RECITALS

WHEREAS, the Series A Preferred Holders, the Series B Preferred Holders and the Series C Preferred Holders are the holders of all of the issued and outstanding shares of Series A Preferred Shares Series B Preferred Shares and Series C Preferred Shares of the Company, par value NIS 0.01 each (the “Series A Preferred”, “Series B Preferred” and “Series C Preferred” respectively); and

WHEREAS, pursuant to that certain Series D Preferred Share Purchase Agreement with the Company dated as of the date hereof (the “Series D Purchase Agreement”), the Series D- 1Preferred Holders and the Series D-2 Preferred Holders named on Schedules 4 are the holders of all of the issued and outstanding shares of Series D-1Preferred Shares and the Series D-2 Preferred Shares of the Company, par value NIS 0.01 each (collectively the “Series D Preferred” and together with the Series A Preferred, the Series B Preferred and the Series C Preferred, the “Preferred Shares”); and

WHEREAS, to induce the Series D Preferred Holders to enter into the Series D Purchase Agreement, the Company has agreed to grant to the Series D Preferred Holders certain rights, as set forth herein; and

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

1.	Definitions.

1.1.	“Amended Articles” means the 6thAmended and Restated Articles of Association of the Company as adopted pursuant to the Series D Purchase Agreement.

1.2.	“IPO” means the initial public offering of the Company’s ordinary shares.

1.3.	“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act of 1933, as amended, (the “Securities Act”), or the comparable laws of another jurisdiction, and the declaration or ordering of effectiveness of such registration statement.

1.4.	“Registrable Securities” means: (i) any Ordinary A shares of the Company issued upon conversion of any Preferred Shares or issuable upon conversion of any Preferred Shares; (ii) all Ordinary A Shares that the Preferred Holders may hereafter purchase or receive pursuant to their preemptive rights, rights of first refusal, anti dilution rights and otherwise, and all Ordinary A Shares issued on conversion or exercise of other securities so purchased, including upon conversion of the Preferred Shares, and (iii) any Ordinary A Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend, bonus shares or other distribution with respect to, or in exchange for or in replacement of, any shares described in clauses (i) through (iii) of this subsection 1.4.

1.5.	“Holder” means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights have been duly assigned in accordance with this Agreement.

1.6.	“Form F-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC, or comparable form under the laws of another jurisdiction.

1.7.	“SEC” or “Commission” means the U.S. Securities and Exchange Commission, or comparable securities authority of another jurisdiction.

2.	Demand Registration.

2.1.	Request by Holders. At anytime following the lapse of nine (9) months from the closing of the IPO, if the Company receives a written request from Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2 (the “Demand”), then the Company shall, within fourteen (14) days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and each Holder who is not an Initiating Holder shall have twenty (20) days after receipt of the Request Notice to notify the Company in writing of any Registrable Securities that they wish to be registered and included in such registration (the “Response Notice”)and the Company shall then use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration pursuant to the Response Notices it receives within the time stated above, subject only to the limitations of this Section 2, and provided that the Company shall not be required to effect such registration unless the estimated aggregate offering price of all Registrable Securities requested to be so registered is at least $2,000,000.

2.2.	Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.

2.3.	Priority. Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated first, to each of the Holders of Registrable Securities who requested inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder, and second, to any other securities of the Company offered for sale; provided, however, that all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.

2.4.	Withdrawal.

2.4.1.	If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

2.4.2.	The Initiating Holder may withdraw its request for a Demand Registration at any time and, it shall not be deemed to have exhausted any rights to make Demand Registrations in the future, unless a registration statement has been filed with the Securities and Exchange Commission, provided that such Initiating Holder reimburses the Company for all of its expenses incurred in connection with such Demand Registration, if such registration has in fact been cancelled; provided, further, however, that such reimbursement shall not be required if (i) at the time of such withdrawal, the Initiating Holder has learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Initiating Holder at the time of its request and such material adverse change is reasonably likely to materially adversely affect the expected success of the required registration, (ii) such material change existed at the time of notice submitted under Section 2.1 and the Company should have disclosed such information at such time in accordance with its obligations under applicable law and (iii) the Initiating Holder has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change.

2.5.	Deferral. Notwithstanding the foregoing, if within ten (10) days of receiving the Demand, as the case may be, under this section 2, the Company shall furnish to the Holders a certificate signed by the chief executive officer or president of the Company, stating that, in the good faith judgment of the Board of Directors of the Company (“Board”), it would be seriously detrimental to the Company for such registration to be filed and it is therefore essential to defer the filing of such registration, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request and not more than one time in any 12 month period.

2.6.	Maximum Number of Demand Registrations. The Company shall be obligated to effect no more than two (2) Demands pursuant to this Section 2 and the Company shall not be required to effect any registration under this Section 2 within a period of one hundred and eighty (180) days following the effective date of a previous registration under this Section 2.

2.7.	Expenses. All expenses incurred in connection with any registration pursuant to this Section 2, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company and one counsel for the Holders, shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the above, each Holder shall bear all the expenses (including legal fees) incurred in connection with any registration requested by such Holder under Section 2, in the event that the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered in such said registration unless the Holders agree to forfeit their right to one registration pursuant to Section 2, provided, however, that if prior to the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 2.

2.8.	In the event that the Initiating Holders request to effect a registration under this Section and the Company decides to join and register any of its securities thereunder, such registration shall be regarded as Incidental (“Piggyback”) Registration under Section 3 and not a Demand Registration under Section 2.

3.	Piggyback Registrations.

3.1.	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (excluding the registration statement relating to the IPO and registration statements relating to any registration under Section 2 or 4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.2.	Underwriting. If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.

3.3.	Priority. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude or reduce shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated in the same order as for a Demand Registration under Section 2.3 above, save that the shares to be included in the registration statement by the Company shall take precedence over all other Registrable Securities.

3.4.	Withdrawal. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

3.5.	Expenses. All expenses incurred in connection with a registration pursuant to this Section 3 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and one counsel for the Holders, shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

3.6.	Termination. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration, regardless of whether any holder of Registrable Securities has elected to include securities in such registration. If the Company decides to so terminate or withdraw any such registration, it shall provide prompt written notice thereof to all Holders who had requested inclusion of their Registrable Securities in such registration.

3.7.	Not Demand Registration. Registration pursuant to this Section 3 shall not be deemed to be a Demand as described in Section 2 above.

3.8.	Number of Piggyback Registrations. Except as otherwise provided herein, there shall be no limit on the number of times that a Holder may request registration of Registrable Securities under this Section 3.

4.	Form F-3 Registration.

4.1.	Following six (6) months after the IPO, and subject to Sections 4.1.1 – 4.1.3 below of this Section 4.1, if the Company shall receive from the Initiating Holders a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefore, and any related qualification or compliance, to all other Holders of Registrable Securities and as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated above; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:

4.1.1.	if Form F-3 is not available for such offering by the Holders;

4.1.2.	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

4.1.3.	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration on Form F-3 under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration).

4.2.	Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 4 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and one counsel for the Holders. Each Holder participating in a registration pursuant to this Section 4 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

4.3.	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 4, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

4.4.	Not Demand Registration. Form F-3 registrations shall not be deemed to be “demand registrations” as described in Section 2 above.

4.5.	Number of F-3 Registrations. Except as otherwise provided herein, there shall be no limit on the number of times that a Holder may request registration of Registrable Securities under this Section 4.

5.	Limitations; Blackout Periods

5.1.	Notwithstanding Sections 2 and 3 above, the Company shall not be required to effect any registration: (i) within one hundred and eighty (180) days after the effective date of registration effected pursuant to Section 2 or ninety (90) days after the effective date of registration effected pursuant to Section 3 or Section 4; or (ii) during the pending period of any Demand Blackout Period (as hereinafter defined).

5.2.	If the Company determines in good faith that the registration and distribution of Registrable Securities (or the use of a registration statement or related prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other material corporate development involving the Company (or would require premature disclosure thereof), and promptly gives the Holders written notice of such determination following their request to register any Registrable Securities, the Company shall be entitled to postpone (but not more than once in any twelve (12) month period) the filing of the registration statement otherwise required to be prepared and filed by the Company pursuant to Sections 2 or 3 for a reasonable period of time, but not to exceed 90 days (a “Demand Blackout Period”). The Company shall promptly notify the Shareholders of the expiration or earlier termination of any Demand Blackout Period. In the event of a Demand Blackout Period, the Company shall undertake to extend the effectiveness of any then current registration statement on Form F-3 beyond the anticipated nine (9) month period or any then current registration statement on other forms (including F-1) beyond the anticipated six (6) month period for the respective periods of such Demand Blackout Period.

6.	Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

6.1.	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective for at least 6 months (and in the case of registration on Form F-3, for at least 12 months), or if earlier, until the distribution of Registrable Securities described in the registration statement has been completed.

6.2.	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

6.3.	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

6.4.	Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

6.5.	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

6.6.	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

6.7.	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, except for a request for registration pursuant to Section 4.1 hereof, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

6.8.	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 or 4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

6.9.	Rule 144: With a view to making available the benefits of Rule 144 under the Securities Act (or similar rule then in effect) available to the holders of Registrable Securities, after the initial public offering of any securities of the Company over the counter or on any recognized stock exchange or quotation system, the Company shall:

6.9.1.	Make and keep available adequate current public information with respect to the Company within the meaning of Rule 144 under the Securities Act (or similar rule then in effect);

6.9.2.	Furnish to any holder of Registrable Securities forthwith upon request (i) a written statement by the Company as to its compliance with the informational requirements of Rule 144 or similar rule then in effect) or (ii) a copy of the most recent annual or quarterly report of the Company; and

6.9.3.	Comply with all other necessary filings and other requirements so as to enable the holders of Registrable Securities to sell Registrable Securities under Rule 144 under the Securities Act (or similar rule then in effect).

6.10.	Terminationof the Company’s Obligations. The right of any Holder to request registration or inclusion in any registration under this Agreement shall terminate on the fifth anniversary of the Company’s IPO.

6.11.	Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of the majority in interest of the holders of the Registrable Securities (for as long as each hold Registrable Securities), enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under this Agreement.

7.	Indemnification.

In the event any Registrable Securities are included in a registration statement under Sections 2, 3 or 4:

7.1.	By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), against any losses, claims, damages, liabilities, costs or expenses (collectively “Losses”) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following (collectively a “Violation”):

7.1.1.	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

7.1.2.	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

7.1.3.	any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such Losses or action; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, however, that the indemnity agreement contained in this subsection 7.1 shall not apply to amounts paid in settlement of any such Losses or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Losses or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

7.2.	By Selling Holders. To the extent permitted by law, each selling Holder will severally indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any Losses to which the Company or any such director, officer, controlling person, or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with material written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such Losses or action: provided, however, that the indemnity agreement contained in this subsection 7.2 shall not apply to amounts paid in settlement of any such Losses or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 7 in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering in connection with which such Violation arises.

7.3.	Notice. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of liability to the indemnified party under this Section 7, unless and to the extent the indemnifying party is actually prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party in any event will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

7.4.	Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreements shall not inure to the benefit of indemnified party if a copy of the Final Prospectus was timely furnished to suchindemnified party even if and the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

7.5.	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder, the partners, officers and directors of any such Holder, any underwriter for any such Holder or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 7; then, and in each such case, the Company and such Holder will contribute to the aggregate Losses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Holder on the one hand and the Company and other selling Holders on the other, in connection with the matters that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Holder, the Company and other selling Holders shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holder, the Company or the other selling Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds to the Holder from all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

8.	Lock-Up

In any underwritten registration of the Company’s shares, all holders of Registrable Securities and other holders of the Company’s securities agree that any sales of Registrable Securities or other securities of the Company may be subject to a “lock- up” period restricting such sales for up to one hundred and eighty (180) days. In addition, all holders who participate in any other registration of securities by the Company will agree to abide by customary “lock-up” periods of up to one hundred and eighty (180) days if required by the underwriter in such registration. Notwithstanding the above, the obligations of the holders of Registrable Securities shall be contingent upon all executive officers and directors of the Company and all holders of greater than 1% (one percent) of the Company’s securitiesentering into similar lock-up agreements or otherwise being bound by substantially similar lockup arrangements. Any discretionary waiver or termination of the restrictions contained in any such agreement by the Company or the underwriter shall first apply to the holders of Registrable Securities, who shall have preference over all other holders of the Company’s securities to register and sell the shares to be registered within such waiver or termination of restrictions in accordance with the terms of priority set forth herein. In addition, no Holder may participate in any underwritten registration hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any customary underwriting agreement and (b) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that such underwriting arrangements shall not provide for indemnification or contribution obligations on the part of the Holders greater than the obligations set forth in Section 7 above.

9.	Parties Undertakings

9.1.	Assignment of Registration Rights. The registration rights of any Holder under this Agreement may be assigned to any person or entity to whom such Holder lawfully transfers its Registrable Securities then outstanding, provided that such transfer is not in violation of the terms of the Amended Articles; provided, however, that no party may assign any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to such assignee’s agreement in writing to be bound by all the terms and conditions of this Agreement.

9.2.	Registration Outside the U.S. The provisions of Sections 1 to 9 hereof shall apply also, mutatis mutandis, to any registration of shares of the Company in any jurisdiction other than the U.S.

10.	Information and Inspection Rights

10.1.	Until the consummation of the IPO, the Company shall deliver to each holder of Preferred Shares (in this Section 10 only, an “Eligible Shareholder”):

(i)	within 7 days from the day they are delivered to the Company, but in any event within 90 (ninety) days after the end of each fiscal year of the Company, financial statements of the Company for such year including a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar- denominated, prepared in accordance with US GAAP audited by a firm of Independent Certified Public Accountants in the State of Israel who are members of the Israeli Institute of Certified Public Accountants and affiliated with one of the “big four” U.S. accounting firms (“Independent Accounting Firm”), accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date; and

(ii)	within 7 days from the day they are delivered to the Company, but in any event within 45 (forty five) days after the end of each fiscal quarter of the Company, unaudited but reviewed financial statements of the Company as of the end of such quarter, containing an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar- denominated and certified, by the chief financial officer (or if none, by the chief executive officer) of the Company (the “CFO”), that such financial statements were prepared in accordance with US GAAP applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to footnotes in accordance with customary format and changes resulting from year-end audit adjustments, all reviewed by an Independent Accounting Firm.

Until the consummation of the IPO, the Company shall deliver to each holder of Preferred Shares who has a right to appoint a director to the Company’s Board:

(a)	as soon as practicable, but in any event within fifteen (15) days after the end of each month, a report in a form agreed from time to time by the Board, which report shall include a business update and review, and unaudited consolidated balance sheet and unaudited estimated consolidated statements of income and statements of cash flow of the Company (including, opening cash, income, expenses and closing cash) as at the end of such month, representing the actual results against the annual operating plan and budget;

(b)	no later than thirty (30) days prior to the beginning of each calendar year, the including Detailed Financialprojections; and

(c)	with reasonable promptness, such other information as shall be reasonably requested by such shareholder.

All the financial reports referred to above shall be denominated in Dollars and prepared in the English language.

10.2.	At any reasonable time and from time to time, upon reasonable notice, the Company shall permit representatives of each Eligible Shareholder which has the right to appoint a director full and free access to any of the properties of the Company, to examine the facilities, records and books of account of the Company, to inspect any of the properties or assets of the Company and visit the properties of the Company and to discuss the affairs, finances and accounts of the Company with any of its officers, and senior personnel of the Company, all subject to the confidentiality undertakings contained in Section 12 below.

10.3.	This Section 10 shall not be in limitation of any rights which the Eligible Shareholder or the directors designated by the Eligible Shareholder may have under applicable law.

10.4.	The Company will maintain and cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books and cause each of its operating Subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP. For purposes of this Section 10.4, “Subsidiary” means any corporation or entity at least a majority of whose voting securities are at the time owned by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

10.5.	CFC and PFIC.

The Company commits that immediately after the Closing (as defined in the SPA), the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) with respect to the Shares held by the Preferred Shareholders. In the event that the Company is determined by counsel or accountants to the Preferred Shareholders to be a CFC with respect to the Shares held by the Preferred Shareholders, the Company agrees to use commercially reasonable efforts to avoid generating “subpart F income,” as such term is defined in Section 952 of the Code.

The Company is not, and will not be at any time during the calendar year in which the Closing occurs, a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (or any successor thereto). The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (or any successor thereto). In connection with a “Qualified Electing Fund” election made by the Preferred Shareholders pursuant to Section 1295 of the Internal Revenue Code of 1986 or a “Protective Statement” filed by the Preferred Shareholders pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Preferred Shareholders, in the form provided by the Preferred Shareholders, as soon as reasonably practicable following the end of each taxable year of the Preferred Shareholders (but in no event later than 90 days following the end of each such taxable year), and shall provide the Preferred Shareholders with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement.

The Company shall use its best efforts to take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the company is treated as corporation for United States federal income tax purposes.

In the event that the Preferred Shareholders’ interest in the Company is determined by counsel or accountants for the Preferred Shareholders to be subject to the reporting requirements of either or both of Sections 6038 and 6038B the Company agrees, upon a request from the Preferred Shareholders, to provide such information to the Preferred Shareholders as may be reasonably necessary to fulfill the Preferred Shareholders’ obligations thereunder.

11.	Company’s Additional Covenants

11.1.	Confidentiality and Non-Competition Agreements. The Company and its subsidiaries will not employ, or continue to employ, any person who will have access to material confidential information with respect to the Company and its operations unless such person has executed and delivered a Confidentiality and Non-Competition Agreement to the satisfaction (as to substance and form) of the Company’s Board of Directors and legal counsel.

11.2.	Properties and Business Insurance. The Company and its subsidiaries shall maintain insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

11.3.	Restrictive Agreements Prohibited. The Company and its subsidiaries shall not become a party to any agreement, which by its terms restricts the Company’s performance of this Agreement or the terms of its Corporate Documents.

11.4.	Compliance with Laws. The Company shall take all necessary actions to amend the Company’s products in a way such products shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a material adverse effect on the Company.

12.	Confidentiality

12.1.	Each Preferred Holder agrees that any Confidential Information(as hereinafter defined in Section 12.2)obtained from, or on behalf of, the Company will be used solely for the purpose of monitoring its investment in the Company, and will not be used for any other purpose or disclosed to any person without the prior written consent of the Company (except to such shareholder’s employees, officers, directors and agents on a need to know basis); provided, however, that in connection with periodic reports of the holders of Preferred Shares to their shareholders or partners, such holders may, without first obtaining such written consent, make general statements, not containing technical or other confidential information, regarding the nature and progress of the Company’s business; and provided further, that such holders may provide summary information regarding the Company’s financial information in their reports to their respective shareholders or partners, but may not annex to such reports the full financial information to be provided hereunder by the Company; and provided further, however, that in the event that such holder is required to annex financial information obtained pursuant hereto to such reports, such holder shall be entitled to annex such financial information to such reports ; provided further, however, that in the event that a shareholder is required by law or regulation to annex financial information obtained pursuant to Section 10 to such reports, such shareholder shall exert its reasonable efforts to avoid annexing such financial information, in a manner consistent with applicable law and practice, but to the extent that its efforts are unsuccessful, such shareholder shall be entitled to annex such financial information to such reports.

12.2.	For the purposes of this Agreement, “Confidential Information” shall have the following meaning: any scientific and/or technical and/or business information, including, inter alia, drawings and graphs, which will be furnished by the Company to the shareholders, their employees and/or their agents, including without limitation all information or reports furnished to any shareholder pursuant to Section 10 of this Agreement, but shall not include information (i) which is or becomes public knowledge through no fault of the receiving party; or (ii) which is known to the receiving party at the time of disclosure by the disclosing party, as evidenced by the receiving party’s written records; (iii) which is disclosed to the receiving party on a non-confidential basis by a third party having no obligation of secrecy to the disclosing party; (iv) information required to be disclosed by law, a governmental body, rule, regulation or judicial order, provided that prior notice of disclosure is given to the disclosing party; or (v) which is subsequently independently developed by or for the receiving party without use of Confidential Information.

12.3.	This section 12 shall survive any termination of this Agreement.

13.	Additional Parties

Prior to transferring any Preferred Shares (or any interest therein) to any person or entity, the transferor shall cause the prospective transferee to execute and deliver to the Company an agreement to be bound by the terms of this Agreement (to the extent such transferee is not already a party hereto

14.	Miscellaneous

14.1.	Governing Law and Jurisdiction. All disputes arising under this Agreement or in connection with the transactions hereunder,including the validity, interpretation, performance, breach or termination thereof,shall be resolved between the parties in good faith.However, if these efforts fail, the dispute shall be exclusively referred to and finally resolved by arbitration administered by the Arbitration and Dispute Resolution Center (currently chaired by Adv. Dalia Rabin – the “Arbitration Center”) by a single arbitrator in accordance with the Rules of Arbitration of the Arbitration Center. The arbitration shall be held in Tel Aviv, Israel, in the English language. The arbitrator shall make a final and binding award in respect of any such dispute. The award shall not be subject to appeal before an arbitration panel or before any court of competent jurisdiction. This section constitutes an arbitration agreement between the parties in accordance with article 1 of the Arbitration Law, 5728-1968.

14.2.	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assignees, heirs, executors and administrators of the parties hereto. No assignment of any rights or obligations pursuant to this Agreement may be made by a shareholder except with a transfer of shares held by such shareholder in accordance with the Amended Articles.

14.3.	Entire Agreement; Amendment and Waiver. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. This agreement may be amended or terminated by the consent in writing of (i) the Company (ii) a two-third majority in interest of the holders of the Registrable Securities. However, when the amendment or termination relates to rights of a specific class of Shareholders the agreement may only be amended or terminated by the consent in writing by (i) the Company and (ii) a two-third (66.67%) majority in interest of the holder of the specific class of Preferred Shares. Any of the holders of Preferred Shares may waive any of its, his or her rights or the Company’s obligations hereunder without obtaining the consent of any other person.

14.4.	Notice. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of transmission is received), addressed as set forth below:

Company	At the address set forth in the preface above;
with a copy to (which does not constitute a service of process):
Doron Tikotzky Kantor Gutman Cederboum & SRFF., Law Offices
12 Abba Hillel Rd, Ramat Gan, 52506 Facsimile: 972-3- 613-3372
Telephone: 972-3- 613-3371 email: rcavallero@dtkgc.com Attention: Rachel Cavallero, Adv.

Preferred Shareholders	At the addresses set forth in Schedule 1 and 2,
with a copy with respect to Medica to (which does not constitute a service of process):
with a copy with respect to Vitalife to (which does not constitute a service of process):

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person or shall be deemed to have been given on the date of actual delivery; those delivered by courier service shall be deemed to have been given one business day after the date of dispatch; those given by facsimile transmission with confirmed transmission shall be deemed to have been given on the date of transmittal (provided that such date is a business day in the country of receipt and if not, the next business day), and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

14.5.	Delays or Omissions. No delay or omission to exercise any right, power or remedy, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring.

14.6.	Waiver of Default. No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature. Any waiver, permit, consent or approval of any kind or character on the part of any party hereunder of any breach or default under this Agreement, or any waiver on the part of any part of any provisions or conditions of this Agreement shall be effective only if made in writing and signed by the party purporting to make the waiver and only to the extent specifically set forth in such writing and only with respect to the party making the waiver. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

14.7.	Rights; Severability. In case any provision of the Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

14.8.	Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the transactions contemplated by this Agreement.

14.9.	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

14.10.	Counterparts. This Agreement may be executed contemporaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.11.	Aggregation of Shares. All shares held or acquired by a Permitted Transferee (as such term is defined in the Amended Articles) of a Holder shall be aggregated together with the shares held by the Holder for the purpose of determining the availability of any rights under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the date set forth above.

Company:

Regentis Biomaterials Ltd.

By:
Name:
Title:

[First Signature Page to the Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors Rights Agreement as of the date first above written.

The Technological Incubator Founded by the Technion R&D Foundation Ltd.

By:
Name:
Title:

Technion Research and Development Foundation Ltd.

By:
Name:
Title:

[Second Signature Page to the Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors Rights Agreement as of the date first above written.

Pro-Seed

By:
Name:
Title:

Shalom Hotbed SA

By:
Name:
Title:

[Third Signature Page to the Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors Rights Agreement as of the date first above written.

Medica III Investments (International) L.P.		Medica III Investments (Israel) L.P.

By: Medica III Management L.P.		By: Medica III Management L.P.
its general partner		its general partner

By: Medica III Management Co.		By: Medica III Management Co.
its general partner		its general partner

By:		By:
Name:	Ehud Geller	Name:	Ehud Geller
Title:	Director	Title:	Director

Medica III Investments (S.F.) L.P.		Medica III Investments (P.F.) L.P.

By: Medica III Management L.P.		By: Medica III Management L.P.
its general partner		its general partner

By: Medica III Management Co.		By: Medica III Management Co.
its general partner		its general partner

By:		By:
Name:	Ehud Geller	Name:	Ehud Geller
Title:	Director	Title:	Director

Medica III Investments (Israel) (B) L.P.		PoalimMedica III Investments L.P.

By: Medica III Management L.P.		By: Medica III Management L.P.
its general partner		its general partner

By: Medica III Management Co.		By: Medica III Management Co.
its general partner		its general partner

By:		By:
Name:	Ehud Geller	Name:	Ehud Geller
Title:	Director	Title:	Director

[Fourth Signature Page to the Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors Rights Agreement as of the date first above written.

Vitalife Partners (Israel) L.P.	Vitalife Partners (DCM) L.P.

By: Vitalife Partners Management L.P.,	By: Vitalife Partners Management L.P.,
its General Partner	its General Partner
By: Vitalife Life Sciences Ltd.,	By: Vitalife Life Sciences Ltd.,
its General Partner	its General Partner

By:	By:
Name:	Name:
Title:	Title:

Vitalife Partners (Overseas) L.P	SCP Vitalife Partners II, L.P.

By: Vitalife Partners Management L.P.,	By: SCP Vitalife II Associates, L.P.,
its General Partner	its General Partner
By: Vitalife Life Sciences Ltd.,	By: SCP Vitalife II GP, Ltd.,
its General Partner	its General Partner

By:	By:
Name:	Name:
Title:	Title:

SCP Vitalife Partners (Israel) II, L.P.	Technion Research and Development Foundation Ltd.
By: SCP Vitalife II Associates, L.P.,
its General Partner	By:
By: SCP Vitalife II GP, Ltd.,	Name:
its General Partner	Title:

By:
Name:
Title:

[Fifth Signature Page to the Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors Rights Agreement as of the date first above written.

DSM Venturing B.V.

By:
Name:
Title:

Allegro S.àr.l

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Investors Rights Agreement as of the date first above written.

HaisThera Scientific Fund I, L.P.

By:
Name:
Title:

Schedule 1

List of Series A Preferred Holders

Name and Address of Preferred A Holder

Shalom Hotbed SA.

Le Patier-CH-1936, Verbier No.
CH-621.3.006.775, St. Maurice,
Valais/Switzerland

Pro-Seed Venture Capital Fund Ltd.

85 Yehuda Halevy, Tel Aviv, Israel

Technion Research and Development Foundation Ltd.

Technion City, Haifa 32000, Israel

Technological Incubator Founded by the Technion R&D Foundation Ltd.

Matam-Advanced Technology Center

Building No. 30, POB 15054

Haifa 31905 Israel

Vitalife Partners (Israel) L.P.

32B Habarzel Street

Tel Aviv 69710

Israel

Vitalife Partners (D.C.M.) L.P.

32B Habarzel Street

Tel Aviv 69710

Israel

Vitalife Partners (Overseas) L.P.

32B Habarzel Street

Tel Aviv 69710

Israel

Schedule 2

List of Series B Preferred Holders

Name of Preferred B Holder	Address:
Medica III Investments International L.P.	4 HaSadnaot St., 1st floor, Herzliya 46128. Israel
Medica III Investments (S.F.) L.P.
Medica III Investments (P.F.) L.P.
Medica III Investments (Israel) L.P.
Medica III Investments (Israel) (B) L.P.
PoalimMedica III Investments L.P. (Collectively: “Medica”)

Name of Preferred B Holder	Address:
Vitalife Partners (Israel) L.P.	32B Habarzel Street Tel Aviv 69710 Israel
Vitalife Partners (D.C.M.) L.P.
Vitalife Partners (Overseas) L.P.
SCP Vitalife Partners II
SCP Vitalife Partners (Israel) II
(Collectively: “Vitalife”)

Name of Preferred B Holder	Address:
Technion Research and Development Foundation Ltd.	Technion City Haifa 32000 Israel

Schedule 3

List of Series C Preferred Holders

Name of Preferred C Holder	Address:
DSM Venturing B.V.	1 Het Overloon, 6411 TE Heerlen, The Netherlands
(“DSM”)

Name of Preferred C Holder	Address:
Medica III Investments International L.P.	4 HaSadnaot St., 1st floor, Herzliya 46128. Israel
Medica III Investments (S.F.) L.P.
Medica III Investments (P.F.) L.P.
Medica III Investments (Israel) L.P.
Medica III Investments (Israel) (B) L.P.
PoalimMedica III Investments L.P. (Collectively: “Medica”)

Name of Preferred C Holder	Address:
SCP Vitalife Partners II	32B Habarzel Street Tel Aviv 69710 Israel
SCP Vitalife Partners (Israel) II
(Collectively: “Vitalife”)

Name of Preferred C Holder	Address:
Technion Research and Development Foundation Ltd. Technion Investment Opportunities Fund L.P.	Technion City Haifa 32000 Israel

Name of Preferred C Holder	Address:
Allegro S.àr.l	11, Rue Beaumont Luxembourg, L-1219 Luxembourg

Schedule 4

List of Series D Preferred Holders